Exhibit (d)(51)

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AGREEMENT, effective as of July 31, 2018, by and between Ivy Investment Management Company, a Delaware corporation, registered as an Investment Adviser under the Investment Advisers Act of 1940 (the “Advisers Act”), (the “Adviser”) and Pzena Investment Management, a Delaware limited liability company, registered as an Investment Adviser under the Advisers Act (the “Sub-Adviser”).

WHEREAS, the Adviser is the investment manager to the Ivy Funds, (the “Trust”), an open-end diversified management investment company organized as a series fund pursuant to the laws of the state of Delaware and registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser desires to retain the Sub-Adviser to furnish it with portfolio selection, portfolio management and other execution services in connection with the Adviser’s investment advisory activities on behalf of the Ivy Pzena International Value Fund (the “Fund”), and the Sub-Adviser desires to furnish such services to the Adviser;

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, it is agreed as follows:

1.        Appointment of Sub-Adviser

In accordance with and subject to the Investment Management Agreement between the Trust and the Adviser dated November 13, 2008, the Adviser hereby appoints the Sub-Adviser to perform portfolio selection, portfolio management and other execution services described herein for investment and reinvestment of the Fund, subject to the control and direction of the Trust’s Board of Trustees and to the instruction and supervision of the Adviser, for the period and on the terms hereinafter set forth. The Sub-Adviser accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Trust or the Adviser in any way or otherwise be deemed an agent of the Trust or the Adviser.

2.        Obligations of and Services to be Provided by the Sub-Adviser

(a)        The Sub-Adviser shall provide the following services and assume the following obligations with respect to the Fund of the Trust:

(1)	The investment of the assets of the Fund shall at all times be subject to (i) applicable laws and regulations, including, but not limited to, the 1940 Act, and Subchapter M of the Internal Revenue Code of 1986, as amended; (ii) the terms of this Agreement; (iii) the Trust’s Amended and Restated Declaration of Trust and Amended and Restated By-laws; (iv) the Fund’s registration statement as currently in effect and from time to time amended; (v) relevant undertakings provided to State securities regulators; (vi) the stated investment objective, policies and restrictions of the Fund as set forth in its prospectus (“Prospectus”) and Statement of Additional Information (“SAI”); and (vii) such other guidelines as the Trustees or Adviser may establish and communicate in writing. Within the framework of the investment objectives, policies and restrictions of the Fund, and subject to the supervision of the Adviser, the Sub-Adviser shall have the sole and exclusive responsibility for the making and execution of all investment decisions for the Fund.

(2)	In carrying out its obligations to manage the investments and reinvestments of the assets of the Fund, the Sub-Adviser shall: (i) formulate and implement a continuous investment program for the Fund consistent with the investment objective and related investment policies for such Fund as set forth in the Trust’s Registration Statement, as amended; and (ii) take such steps as are necessary to implement the aforementioned investment program by purchase and sale of securities including the placing, or directing the placement through an affiliate of the Sub-Adviser, of orders for such purchases and sales.

(3)	In connection with the purchase and sale of securities on behalf of the Fund, the Sub-Adviser shall arrange for the transmission to the Adviser (or its designee) and the custodian for the Trust on a daily basis such confirmation, trade tickets and other documents as may be necessary to enable them to perform their administrative responsibilities with respect to the Fund. With respect to portfolio securities to be purchased or sold through the Depository Trust Company, the Sub-Adviser shall arrange for the automatic transmission of the I.D. confirmation of the trade to the custodian of the Fund. The Sub-Adviser shall communicate all trade details (including cancellations and revisions) to the Adviser, the broker, and the Fund’s custodian on a timely basis. The Sub-Adviser will not take custody of any Fund investments.

a.	The Sub-Adviser shall be responsible for determining the level of cash to be held in the Fund. However, the Adviser shall retain all responsibility for the investment and management of all cash for the Trust and for investing this cash in compliance with applicable regulations, including any daily sweep into another investment vehicle.

b.	The Sub-Adviser shall render such reports to the Adviser and/or to the Trust’s Board of Trustees concerning the investment activity and portfolio composition of the Fund in such form and at such intervals as the Adviser or the Board may from time to time require.

(4)	The Sub-Adviser shall, in the name of the Trust, place or direct the placement of orders for the execution of portfolio transactions in accordance with the policies with respect thereto, as set forth in the Trust’s Registration Statement, as amended from time to time, and under the Securities Act of 1933, as amended (the “1933 Act”) and the 1940 Act. In connection with the placement of orders for the execution of the Fund’s portfolio transactions, the Sub-Adviser shall create and maintain all necessary brokerage records of the Trust in accordance with all applicable law, rules and regulations, including but not limited to, records required by Section 31(a) of the 1940 Act. All such records shall be the property of the Trust and shall be available for inspection and use by the Securities and Exchange Commission, the Trust or any person retained by the Trust. Where applicable, such records shall be maintained by the Sub-Adviser for the period and in the place required by Rule 31a-2 under the 1940 Act.

(5)	In placing orders or directing the placement of orders for the execution of portfolio transactions, the Sub-Adviser shall select brokers and dealers for the execution of the Fund’s transactions. Such authority shall include the power to sign and deliver standard account opening documents in connection with the opening of brokerage accounts, including, without limitation agreements for the use of electronic trading systems and services for the purpose of executing securities transactions. In selecting brokers or dealers to execute such orders, the Sub-Adviser is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which enhance the Sub-Adviser’s investment research and portfolio management capability generally. It is further understood that the Sub-Adviser may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended, if the Sub-Adviser determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of the Fund or the Sub-Adviser’s overall responsibilities to the Sub-Adviser’s discretionary accounts.

The Sub-Adviser shall render such reports to the Adviser and/or to the Fund’s Board of Trustees regarding the total amount and usage of all commissions generated as a result of trades executed for the Fund’s holdings, as well as information regarding third-party services, if any, received by the Sub-Adviser as a result of trading activity with select brokers and dealers.

(b)        The Sub-Adviser shall use the same skill and care in providing services to the Trust as it uses in providing services to fiduciary accounts for which it has investment responsibility. The Sub-Adviser will comply with all applicable rules and regulations of the Securities and Exchange Commission.

(c)        The Sub-Adviser shall (i) comply with all reasonable requests of the Trust (through the Adviser) for information, including information required in connection with the Trust’s filings with the Securities and Exchange Commission (the “SEC”) and state securities commissions, and (ii) provide such other services as the Sub-Adviser shall from time to time determine to be necessary or useful to the administration of the Trust.

(d)        The Sub-Adviser shall furnish to the Adviser for distribution to the Trust’s Board of Trustees periodic reports and information as the Trust’s officers or Board of Trustees shall reasonably request.

(e)        On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of a Fund as well as other customers, the Sub-Adviser, to the extent permitted by applicable law, may aggregate the securities to be so sold or purchased in order to obtain the best execution or lower brokerage commissions, if any. The Sub-Adviser also may purchase or sell a particular security for one or more customers in different amounts. On either occasion, and to the extent permitted by applicable law and regulations, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other customers. In no instance, however, will the Fund’s assets be purchased from or sold to the Adviser, the Sub-Adviser, the Trust’s principal underwriter, or any affiliated person of either the Trust, the Adviser, the Sub-Adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the SEC and the 1940 Act.

(f)        Consistent with U.S. securities laws, the Sub-Adviser agrees to adopt written trade allocation procedures that are “fair and equitable” to its clients which are consistent with the investment policies set out in the prospectuses and statements of additional information (including amendments) of the Fund or as the Trust’s Board of Trustees may direct from time to time. The Sub-Adviser also agrees to effect securities transactions in client accounts consistent with the allocation system described in such written procedures, to keep accurate records of such transactions and to fully disclose such trade allocation procedures and practices to clients.

(g)        The Sub-Adviser shall review all proxy solicitation materials and be responsible for voting and handling all proxies in relation to the securities held in the Fund on a timely basis. The Adviser shall instruct the custodian and other appropriate parties providing services to the Fund to promptly forward misdirected proxies to the Sub-Adviser.

The Sub-Adviser shall provide to the Adviser a copy of Sub-Adviser’s written proxy voting policies and procedures, as adopted, including policies on addressing potential conflicts of interest and a copy of any summary of the procedures, if applicable. Sub-Adviser shall also be responsible for maintaining records with respect to the proxy votes cast for the Fund. The records shall conform to the applicable SEC proxy regulations.

Records of all applicable proxy voting records will be provided to the Adviser within 5 business days of any request, written or oral (voting records should be available in hard and soft copy).

(h)        The Sub-Adviser shall review all notices, including but not limited to corporate action notices, and promptly provide to the Adviser a response to all corresponding requests for information in relation to the securities held in the Fund. The Adviser shall instruct the custodian and other appropriate parties providing services to the Fund to promptly forward misdirected corporate action notices to the Sub-Adviser.

(i)        The Sub-Adviser shall promptly notify the Adviser of any financial condition that is likely to impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement and/or any termination or resignation of senior (key) personnel.

(j)	The Sub-Adviser shall:

a.	at least annually, if requested, make an in-person presentation to the Trust’s Board of Trustees on the Sub-Adviser’s performance of its services and the investment performance of the Fund;
b.	respond to any formal questionnaire from the Trust’s Board of Trustees, or counsel to the Independent Trustees of the Trust, in performing the Sub-Adviser’s duties under Section 15(c) of the 1940 Act related to contract renewal;
c.	respond to a formal questionnaire from the Adviser’s management in performing the Sub-Adviser’s duties under Section 15(c) related to contract renewal;
d.	respond to compliance questionnaires from Adviser’s compliance officers in performance of the Sub-Adviser’s duties; and
e.	with reasonable prior notice from the Adviser, make marketing presentations to various groups, including but not limited to broker/dealers, wholesalers, advisors, shareholders, industry participants, or members of the press.

(k)	The Sub-Adviser shall not have any responsibility to initiate, consider, or participate in any bankruptcy, class action, or other litigation against or involving any issue or securities held in or formerly held in the Fund or to advise or take any action on behalf of the Fund with respect to any such actions or litigation. The Sub-Adviser will forward any information received by it about such actions to the Adviser.

3.        Delivery of Documents to the Adviser. The Sub-Adviser has furnished the Adviser with copies of each of the following documents:

(a)        The Sub-Adviser’s current Form ADV and any amendments thereto, if applicable;

(b)        The Sub-Adviser’s most recent audited balance sheet;

(c)        Separate lists of persons whom the Sub-Adviser wishes to have authorized to give written and/or oral instructions to the custodian and the fund accounting agent of Trust assets for the Fund;

(d)        The Sub-Adviser’s Code of Ethics as currently in effect;

(e)        The Sub-Adviser’s compliance policies and procedures as currently in effect; and

(f)        Reasonable evidence that the Sub-Adviser, with respect to its activities on behalf of the Fund, is maintaining adequate errors and omissions insurance.

The Sub-Adviser will furnish the Adviser from time to time with copies, properly certified or otherwise authenticated, of all material amendments of or supplements to the foregoing, if any. Additionally, the Sub-Adviser will provide to the Adviser such other documents relating to its services under this Agreement as the Adviser may reasonably request on a periodic basis. Such amendments or supplements as to items (a) through (f) above will be provided within 30 days of the time such materials became available to the Sub-Adviser. The Adviser hereby consents to the Sub-Adviser’s use of electronic mail to satisfy its disclosure delivery requirements under the U.S. federal securities laws (including the Sub-Adviser’s obligation to deliver its Form ADV), and to deliver any other reports and documents. Such consent shall be effective for the duration of this Agreement, unless the Adviser revokes such consent, in writing

4.        Expenses

The Sub-Adviser shall bear all expenses incurred by it and its staff with respect to all activities in connection with the performance of the Sub-Adviser’s services under this Agreement, including but not limited to salaries, overhead, travel, preparation of Board materials, review of marketing materials relating to Sub-Adviser and the Fund, or other information provided by the Sub-Adviser to the Adviser and/or the Fund’s distributor, and marketing support; provided, however, the Adviser and/or the Fund shall be responsible for any third party expenses incurred by the Sub-Adviser at the specific instruction of the Adviser. The Sub-Adviser agrees to pay to the Adviser the cost of generating a prospectus supplement, which includes preparation, filing, printing, and distribution (including mailing) of the supplement, if the Sub-Adviser makes any changes that require immediate disclosure in and distribution of the prospectus or any required regulatory documents that may be caused by changes to its structure or ownership, to investment personnel, to investment style or management, or otherwise (“Material Changes”), and at the time of notification to the Fund or the Adviser by the Sub-Adviser of such Material Changes, the Fund are not generating a supplement for other purposes or the Fund or the Adviser do not wish to add such Material Changes to a pending supplement. In the event two or more Sub-Advisers to series of the investment company of which the Fund is a portfolio, if applicable, each require a supplement simultaneously, the expense (other than the costs of printing and mailing) of a combined supplement will be shared pro rata with such other Sub-Adviser (s) based upon the number of pages required by each such Sub-Adviser, and each such Sub-Adviser shall pay its pro rata share of printing and mailing costs and expenses based upon the number of supplements required to be printed and mailed. All other expenses not specifically assumed by the Sub-Adviser hereunder or by the Adviser under the Investment Management Agreement are borne by the applicable Fund.

In the event that there is a proposed change in control of the Sub-Adviser that would act to terminate this Agreement, if a vote of shareholders to approve continuation of this Agreement is at that time deemed by counsel to the Fund to be required by the 1940 Act or any rule or regulation thereunder, the Sub-Adviser agrees to assume all reasonable costs associated with soliciting shareholders of the appropriate Fund(s), to approve continuation of this Agreement. Such expenses include the reasonable costs of preparation, filing and mailing of a proxy statement, and of soliciting proxies, as well as other reasonable costs incurred by the Fund, including Board and outside counsel costs

In the event that such proposed change in control of the Sub-Adviser shall occur and the Fund is operating under an exemptive order issued by the SEC to Adviser with respect to the appointment of the Sub-Adviser absent shareholder approval, the Sub-Adviser agrees to assume all reasonable costs and expenses (including the costs of preparation, mailing and filing) associated with the preparation and distribution of an information statement, required by the exemptive order containing all information that would be included in a proxy statement, as well as other reasonable costs incurred by the Fund, including Board and outside counsel costs.

5.        Compensation

In payment for the investment sub-advisory services to be rendered by the Sub-Adviser in respect of the Fund hereunder, the Adviser shall pay to the Sub-Adviser as full compensation for all services hereunder a fee computed at an annual rate which shall be a percentage of the average daily value of the net assets of the Fund. The fee shall be accrued daily and shall be based on the net asset values of all of the issued and outstanding shares of the Fund as determined as of the close of each business day pursuant to the Amended and Restated Declaration of Trust, Amended and Restated Bylaws and currently effective Prospectus and SAI of the Trust. The fee shall be payable in arrears on the last day of each calendar month. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such portion of the month bears to the full month in which such effectiveness or termination occurs.

The amount of such annual fee, as applied to the average daily value of the net assets of the Fund shall be as described in the schedule below:

Fund/Fee

Ivy Pzena International Value Fund

Through July 31, 2019, based on Adviser’s good faith expectation of reaching $500,000,000 of net inflows to the Fund, the Adviser shall pay the Sub-Adviser at the following rate:

- 35 basis points

After July 31, 2019, the Adviser shall continue to pay the rate specified above; provided, however, that in the event that both (i) the Fund’s total net inflows (total inflows less total outflows inception-to-date) drop below $500,000,000 and (ii) the average daily value of the Fund falls below $500,000,000, the Adviser shall pay the Sub-Adviser at the following rate:

- 55 basis points on the first $100 million;

- 45 basis points on the next $200 million;

- 35 basis points thereafter.

6.        Renewal and Termination

This Agreement shall continue in effect until August 30, 2019, and from year to year thereafter provided such continuance is specifically approved at least annually by a vote of the holders of the majority of the outstanding voting securities of a Fund, or by a vote of the majority of the Trust’s Board of Trustees. And further provided that such continuance is also approved annually by a vote of the majority of the Trust’s Board of Trustees who are not parties to this Agreement or interested persons of parties hereto, cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated at any time without payment of penalty: (i) by the Trust’s Board of Trustees or by a vote of a majority of the outstanding voting securities of the class of beneficial interests of the Fund on sixty days’ prior written notice, or (ii) by either party hereto upon sixty days’ prior written notice to the other. This Agreement will terminate automatically upon any termination of the Investment Management Agreement between the Trust and the Adviser or in the event of its assignment. The terms “interested person,” “assignment” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act.

7.        General Provisions

(a)        The Sub-Adviser may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be provided by the 1940 Act, neither the Sub-Adviser nor its officers, directors, employees or agents shall be subject to any liability for any error of judgment or mistake of law or for any loss arising out of any investment or other act or omission in the performance by the Sub-Adviser of its duties under this Agreement or for any loss or damage resulting from the imposition by any government or exchange control restrictions which might affect the liquidity of the Fund’s assets, or from acts or omissions of custodians or securities depositories, or from any war or political act of any foreign government to which such assets might be exposed, provided that nothing herein shall be deemed to protect, or purport to protect, the Sub-Adviser against any liability to the Trust or to its shareholders to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of the Sub-Adviser’s reckless disregard of its obligations and duties hereunder.

(b)        This Agreement shall not become effective unless and until it is approved by the Board of Trustees of the Trust, including a majority of the members who are not “interested persons” to parties to this Agreement, by a vote cast in person at a meeting called for the purpose of voting such approval, and by a majority of the outstanding voting securities of the class of beneficial interests of the Fund (unless the Adviser and the Trust rely upon “manager-of-manager exemptive relief”).

(c)        The Adviser understands that the Sub-Adviser now acts, will continue to act, or may act in the future, as investment adviser to fiduciary and other managed accounts, including other investment companies, and the Adviser has no objection to the Sub-Adviser so acting, provided that the Sub-Adviser duly performs all obligations under this Agreement. The Adviser also understands that the Sub-Adviser may give advice and take action with respect to any of its other clients or for its own account which may differ from the timing or nature of action taken by the Sub-Adviser with respect to the Fund. Nothing in this Agreement shall impose upon the Sub-Adviser any obligation to purchase or sell or to recommend for purchase or sale, with respect to the Trust, any security which the Sub-Adviser or its shareholders, directors, officers, employees or affiliates may purchase or sell for its or their own account(s) or for the account of any other client.

8.        Confidential Treatment. It is understood that any information or recommendation supplied by the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser, the Fund or such persons as the Adviser may designate in connection with the Fund. It is also understood that any information supplied to the Sub-Adviser in connection with the performance of its obligations hereunder, particularly, but not limited to, any list of securities which, on a temporary basis, may not be bought or sold for the Fund, is to be regarded as confidential and for use only by the Sub-Adviser in connection with its obligation to provide investment advice and other services to the Fund.

Each party agrees that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information, but no less than reasonable care, to protect the confidentiality of the Portfolio Information. As used herein “Portfolio Information” means confidential and proprietary information with regard to the portfolio holdings and characteristics of the Fund. Each party will restrict access to the Portfolio Information, including to those employees who will use it only for the purpose of providing services under this Agreement, consistent with the Fund’s portfolio holdings disclosure policy, as set forth in the Fund’s SAI. The foregoing shall not prevent a party from disclosing Portfolio Information (1) that is publicly known or becomes publicly known through no unauthorized act; (2) that is rightfully received from a third party without obligation of confidentiality; (3) approved in writing by the other party for disclosure, (4) that is disclosed in the course of a routine regulatory examination; (5) that is required to be disclosed pursuant to a requirement of a governmental agency or law so long as the disclosing party provides (to the extent permitted under applicable law) the non-disclosing party with prompt written notice of such requirement prior to any such disclosure; however, the disclosing party is not required to provide such notice if information is provided on an aggregate basis without specific attribution to the Fund; (6) to affiliates of a party that have a reason to know such information; (7) to the custodian of the Fund; (8) to broker-dealers that are counterparties for trades for the Fund; (9) to futures commission merchants and ATSs executing or clearing transactions in connection with the Fund, if applicable; and (10) to third party service providers to the Sub-Adviser subject to confidentiality agreements. Notwithstanding the foregoing, to the extent Portfolio Information is similar to investments for other clients of the Sub-Adviser, the Sub-Adviser may disclose such investments without direct reference to the Fund. Adviser agrees that the Sub-Adviser may identify the Adviser or the Fund by name in the Sub-Adviser’s current client list. Such list may be used with third parties for so long as this Agreement is in effect.

9.        Representations and Warranties. The Sub-Adviser hereby represents and warrants as follows:

(a)        The Sub-Adviser (i) is registered with the SEC as an investment adviser under the Advisers Act, and such registration is current, complete and in full compliance with all material applicable provisions of the Advisers Act and the rules and regulations thereunder and will continue to be so registered for so long as this Agreement remains in effect; (ii) has all requisite authority to enter into, execute, deliver and perform the Sub-Adviser’s obligations under this Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 of the Advisers Act; (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred, correct promptly any violations that have occurred, and will provide to the Adviser prompt notice of any material violations relating to the Fund of which Sub-Adviser becomes aware; (v) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (vi) will promptly notify the Adviser (1) of the occurrence of any event that would disqualify Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act, (2) in the event the SEC or other governmental authority has: censured the Sub-Adviser; placed limitations upon the activities, functions or operations of the Sub-Adviser relating to the performance of its duties for the Fund; or has commenced proceedings or an investigation that appears reasonably likely to result in any of these actions, (3) upon having a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code and (4) of any material fact known to Sub-Adviser respecting or relating to Sub-Adviser that is not contained in the Fund’s Prospectus, and is required to be stated therein or necessary to make the statements therein not misleading, or of any statement relating to the Sub-Adviser or contained therein that becomes untrue in any material respect.

(b)        The Sub-Adviser’s performance of its obligations under this Agreement does not conflict with any law, regulation or order to which the Sub-Adviser or the Fund is subject;

(c)        Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Adviser with a copy of the code of ethics. Within 60 days of the end of the last calendar quarter of each year that this Agreement is in effect, a duly authorized officer of the Sub-Adviser shall certify to the Adviser that (1) there has been no material violation of the Sub-Adviser’s code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation and (2) it has adopted procedures reasonably designed to prevent the Sub-Adviser’s access persons (as defined in the 1940 Act) from violating Sub-Adviser’s code of ethics. To the extent the Sub-Adviser has approved any material changes to its code of ethics, such revised code together with an explanation of such amendments shall be promptly (but in no event later than 60 days) provided to the Adviser.

(d)        The Sub-Adviser will, subject to Sub-Adviser’s regulatory disclosure obligations as a public company, promptly notify the Adviser of any changes in the controlling shareholder, in the key personnel who are either the portfolio manager(s) responsible for the Fund or the Chief Executive Officer of Sub-Adviser, or if there is otherwise a change, or a substantial likelihood of a change, of actual control or management of the Sub-Adviser.

(e)        The Sub-Adviser has reviewed the portion of (i) the registration statement filed with the SEC, as amended from time to time, for the Fund (“Registration Statement”), and (ii) Fund’s prospectuses and statements of additional information (including amendments) thereto, in each case in the form received from the Adviser with respect to the disclosure about the Sub-Adviser and the Fund of which the Sub-Adviser has knowledge and except as advised in writing to the Adviser such Registration Statement, prospectuses and statements of additional information (including amendments) contain, as of their respective dates, no untrue statement of any material fact of which the Sub-Adviser has knowledge and do not omit any statement of a material fact of which the Sub-Adviser has knowledge which was required to be stated therein or necessary to make the statements contained therein not misleading.

10.        Use of Names.

(a)        The Sub-Adviser acknowledges and agrees that the names Ivy Funds and Ivy Investment Management Company, and abbreviations or logos associated with those names, are the valuable property of the Adviser and its affiliates; that the Trust, the Adviser and their affiliates have the right to use such names, abbreviations and logos; and that the Sub-Adviser shall use the names Ivy Funds and Ivy Investment Management Company, and associated abbreviations and logos, only in connection with the Sub-Adviser’s performance of its duties hereunder. Further, in any communication with the public and in any marketing communications of any sort, the Sub-Adviser agrees to obtain prior written approval from the Adviser before using or referring to Ivy Funds and Ivy Investment Management Company, or the Fund or any abbreviations or logos associated with those names; provided that nothing herein shall be deemed to prohibit the Sub-Adviser from referring to the performance of the Fund in the Sub-Adviser’s marketing material as long as such marketing material does not constitute “sales literature” or “advertising” for the Fund, as those terms are used in the rules, regulations and guidelines of the SEC and the Financial Industry Regulatory Authority.

(b)        The Adviser acknowledges and agrees that the names Pzena Investment Management, and abbreviations or logos associated with those names, are the valuable property of the Sub-Adviser and its affiliates; that Sub-Adviser and its affiliates have the right to use such names, abbreviations and logos; and that the Adviser shall use the names Pzena Investment Management and associated abbreviations and logos, only in connection with the Adviser’s duties hereunder. Further, in any communication with the public and in any marketing communications of any sort, the Adviser agrees to obtain prior written approval from the Sub-Adviser before using or referring to Pzena Investment Management or any abbreviations or logos associated with those names.

11.        Reports by the Sub-Adviser and Records of the Fund. The Sub-Adviser shall furnish the Adviser monthly, quarterly and annual reports concerning transactions or performance of the Fund, including information required to be disclosed in the Trust’s Registration Statement, in such form and at such interval as may be mutually agreed from time to time and should certify that such information provided by the Sub-Adviser does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the information not misleading. The Sub-Adviser shall permit the financial statements, books and records with respect to the Fund to be inspected and audited by the Trust, the Adviser or their agents at all reasonable times during normal business hours. The Sub-Adviser shall immediately notify and forward to both the Adviser and legal counsel for the Trust any legal process served upon it on behalf of the Adviser or the Trust. The Sub-Adviser shall promptly notify the Adviser of any changes in any information concerning the Sub-Adviser of which the Sub-Adviser becomes aware that would be required to be disclosed in the Trust’s Registration Statement.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser agrees that all records it maintains for the Fund is the property of the Fund and the Trust and further agrees to surrender promptly to the Trust or the Adviser any such records upon the Trust’s or the Adviser’s request. The Sub-Adviser further agrees to maintain for the Trust the records the Trust is required to maintain under Rule 31a-1(b) insofar as such records relate to the investment affairs of the Fund. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records it maintains for the Trust. In addition, the Sub-Adviser will, from time to time, provide a written assessment of its compliance program in conformity with current industry standards that is reasonably acceptable to the Adviser to enable the Fund to fulfill their obligations under Rule 38a-1 of the 1940 Act.

12.        Indemnification. Except as may otherwise be provided by the 1940 Act or any other federal securities law, the Sub-Adviser agrees to indemnify and hold harmless the Adviser, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act (“affiliated person”) of the Adviser and each person, if any, who, within the meaning of Section 15 of the “1933 Act”, controls (“controlling person”) the Adviser, against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Adviser, the Fund, the Trust or such affiliated person or controlling person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Sub-Adviser’s responsibilities as sub-adviser of the Fund (1) to the extent of and as a result of the willful misconduct, bad faith, reckless disregard or gross negligence of the Sub-Adviser, any of the Sub-Adviser’s employees or representatives or any affiliate of or any person acting on behalf of the Sub-Adviser, or (2) as a result of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, prospectuses, or statements of additional information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the Trust or any amendment thereof or any supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made in reliance upon written information furnished by the Sub-Adviser to the Adviser, the Trust or any affiliated person of the Adviser or the Trust expressly for use therein, or upon verbal information confirmed by the Sub-Adviser in writing expressly for use therein or (3) to the extent of, and as a result of, the failure of the Sub-Adviser to execute, or cause to be executed, portfolio transactions according to the standards and requirements of the 1940 Act and the 1934 Act.

Except as may otherwise be provided by the 1940 Act or any other federal securities law, the Adviser agrees to indemnify and hold harmless the Sub-Adviser against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Sub-Adviser or such affiliated person or controlling person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Adviser’s responsibilities as investment manager of the Fund (1) to the extent of and as a result of the willful misconduct, bad faith, reckless disregard or gross negligence of the Adviser, any of the Adviser’s employees or representatives or any affiliate of or any person acting on behalf of the Adviser, or (2) as a result of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, prospectuses or statements of additional information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the Trust or any amendment thereof or any supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made by the Trust other than in reliance upon written information furnished by the Sub-Adviser, or any affiliated person of the Sub-Adviser, expressly for use therein or other than upon verbal information confirmed by the Sub-Adviser in writing expressly for use therein; provided, however, that in no case is the Adviser’s indemnity in favor of the Sub-Adviser deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

After receipt by the Adviser, the Trust, the Fund, or the Sub-Adviser, their affiliates, or any officer, director, employee, or agent of any of the foregoing, entitled to indemnification as stated above (“Indemnified Party”) of notice of the commencement of any action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this section (“Indemnifying Party”), such Indemnified Party shall notify the Indemnifying Party in writing of the commencement thereof as soon as practicable after the summons or other first written notification giving information of the nature of the claim that has been served upon the Indemnified Party; provided that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability under this section, except to the extent that the omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is damaged solely as a result of the failure to give such notice. The Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel satisfactory to the Indemnified Party to represent the Indemnified Party in the proceeding, and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (1) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, or (2) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

13.        Assignment by the Sub-Adviser. This Agreement shall not be assigned by the Sub-Adviser to any other person or company without the Adviser’s prior written consent.

14.        Jurisdiction. The Sub-Adviser irrevocably submits to the jurisdiction of any state or U.S. federal court sitting in the State of Kansas over any suit, action or proceeding arising out of or relating to this proposal and the agreement contemplated herein. The Sub-Adviser irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.

Nothing in this Section 14 shall affect the right of the Adviser to serve process in any manner permitted by law or limit the right of the Adviser to bring proceedings against the Sub-Adviser in the courts of any jurisdiction or jurisdictions.

15.        Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered or sent by pre-paid first class letter post to the following addresses or to such other address as the relevant addressee shall hereafter notify for such purpose to the others by notice in writing and shall be deemed to have been given at the time of delivery.

If to the Adviser:	IVY INVESTMENT MANAGEMENT COMPANY
6300 Lamar Avenue
Overland Park, KS 66202, U.S.A.
Attention:
John Sundeen, Executive Vice President

Cc:
Jennifer Dulski, Associate General Counsel

If to the Trust or Fund:	IVY FUNDS
6300 Lamar Avenue
Overland Park, KS 66202, U.S.A.

Attention:
John Sundeen, Vice President

Cc:
Jennifer Dulski, Secretary of the Trust

If to the Sub-Adviser:	Pzena Investment Management, LLC
320 Park Avenue, 8th Floor
New York, NY 10022, U.S.A.
Attention: William L. Lipsey, President
Email: Lipsey@pzena.com

Cc:
Joan F. Berger, General Counsel
Email: Legal@pzena.com

19.        Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

20.        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute a single instrument.

21.        Headings. The headings in this Agreement are intended solely as a convenience and are not intended to modify any other provision herein.

22.         Interpretation.    Any questions of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision in the 1940 Act and to interpretation thereof, if any, by the federal courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

IN WITNESS WHEREOF, the parties have duly executed this Agreement.

IVY INVESTMENT MANAGEMENT COMPANY

By:	/s/ John E. Sundeen, Jr., CFA

Its:	Executive Vice President
Chief Administrative Officer

Date: 5/29/2018

PZENA INVESTMENT MANAGEMENT

By:	/s/ Gary Bachman

Its:	Managing Partner

Date: 5/25/2018